Mortgage

On twenty-seven December two thousand and seven, there appeared before me, mr. Wilfred Albert Groen, civil-law notary practising in Amsterdam:

1.	Mr David Havenaar, born in The Hague on seven March nineteen hundred and sixty-three, residing at Willem Buytewechstraat 118-c-2, 3024 VD Rotterdam, holder of a Dutch passport numbered: NK4376171;
acting in this matter in his capacity of sole director, authorized to represent independently, of:

Royal Invest Development and Services B.V., a private limited company, having its registered office in Amsterdam and its principal place of business at Ditlaar 7, 1066 AC Amsterdam, listed in the Commercial Register under file number: 34180470, acting in this matter in his capacity of sole director, authorized to represent independently, of:

AmogB B.V., a private limited company under Dutch law, having its registered office in Amsterdam and its principal place of business at Ditlaar 7, 1066 EE Amsterdam, listed in the Commercial Register under number 33188811, hereinafter: the "Mortgagor" and choosing its address for service in accordance with article 12.3 of this deed; and
2.
Mr Norbert Richard Nicolaas de la Rive Box, born in Haarlemmermeer on twenty-eight August nineteen hundred and sixty-four, residing at Engweg 44 C, 6741 CZ Lunteren, of the Dutch nationality and holder of a passport numbered NV9BJOFL5, acting in this matter as representative authorized in writing of:

Bank of Scotland plc, a company under Scottish law, incorporated in accordance with the Companies Act nineteen hundred and eighty-five (1985), having its registered office in The Mound, EH1 1YZ Edinburgh, United Kingdom, also having an office at Delflandlaan 1, 1062 EA Amsterdam, (in its capacity of Security Agent, acting for and on behalf of the Finance Parties in connection with the Facility Agreement and/or as sole creditor of each Parallel Debt, therefore in both capacities), hereinafter: the "Mortgagee" and choosing its address for service in accordance with article 12.3 of this deed. This power of attorney has been proved satisfactorily to me, civil-law notary, by the attached document.

A.
The Mortgagee and, inter alia, the Mortgagor have, among other things, entered into a facility agreement (the "Facility Agreement") on twenty-seven December two thousand and seven, by virtue of which the mortgagor(s) granted the mortgagee a term loan facility to the maximum amount of one hundred million Euro (EUR 100,000,000).

B.
Pursuant to article 28.2 (Parallel Debt) of the Facility Agreement, each Obligor will be obliged towards the Mortgagee, acting on its own behalf and not as representative or agent of a Finance Party, to pay each Parallel Debt, and consequently the Mortgagee is the only mortgagee in this deed.

C.
The Mortgagor has agreed to establish a right of mortgage ranked first on the Properties subject to Registration and a non-possessory pledge ranked first on the Related Movable Property for the benefit of the Mortgagee as security for the Insured Obligations.

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
1.1.1	The capitalized words used, but not defined in this Deed (including the preamble), have the same meanings as in the Facility Agreement.
1.1.2	In this Deed (including the preamble) the following terms have the following meanings:
“Deed” is taken to mean this mortgage deed. “Related Movable Property” is taken to mean all present and future movable properties:
a.
which according to common opinion are designated to serve the mortgaged property permanently in, on, for or in connection with the Properties subject to Registration and are recognizable as such by their form and function;

b.	consisting of machines, tools or equipment used for the business operations in the Properties subject to Registration, specifically installed for the use of such machines, tools or equipment; and
c.	consisting of alterations or additions made to and then removed from the Properties subject to Registration after the establishment of the Right of Mortgage and the Right of Pledge;
to which the Mortgagor is presently entitled or of which the Mortgagor may obtain entitlement in future.
"Event of Enforcement" refers to a failure of an Obligor to properly fulfil (all or part of) the Insured Obligations, provided that such a failure constitutes an Event of Default.
"Lease Agreement" has the meaning ascribed to Lease Agreement in the Facility Agreement.
“Properties subject to Registration” refers to the following properties subject to registration:
a.
the business premises with garage, assembly hall, car park and factory site, including the parcel of land on which they have been erected, with all the appurtenances, locally know as Stuartweg 2, 4131 NJ Vianen, recorded in the land register as Municipality of Vianen section B number 5784, one hectare, twenty-three ares and sixty-six centiares in size.

The Mortgagor declares that he has acquired the property subject to registration by entry in the public registers of the Cadastre and Public Registers Agency in Rotterdam on nine April two thousand and four, in the Land and Mortgage Register 4 section 40378 number 46, of a copy of a deed of transfer on the basis of purchase, executed on eight April two thousand and four before a deputy of mr. J.J.L.D. Dietz, civil-law notary practising in Roermond, which deed included the discharge for the payment of the purchase price, the statement of the parties to that deed that a resolutive condition can no longer be relied on and the statement of the Mortgagor that article 204c Book 2 of the Dutch Civil Code did not apply to the transfer;

b.
the office building including the parcel of land on which is was erected, car park and further appurtenances, known locally as Produktieweg 1, 6045 JC Roermond, recorded in the land register as Municipality ofRoermond, Section S, numbers:

-	15: eleven ares in size;
-	430: four ares and thirty-five centiares in size;
-	431: forty five ares and forty centiares in size,

of which Property subject to Registration, with aforementioned number 15, the Mortgagor will acquire the ownership by entry in the public registers of the Cadastre and Public Registers Agency of a copy of a deed of transfer on the basis of purchase, executed on twenty-seven December two thousand and seven before said notary mr. W.A. Groen, which deed included the discharge for the payment of the purchase price, the statement of the parties to that deed that a resolutive condition can no longer be relied on and the statement of the Mortgagor that article 204c Book 2 of the Dutch Civil Code did not apply to the transfer.

The Mortgagor declares that he has acquired the above-mentioned Properties subject to Registration with the aforementioned numbers 430 and 431 by entry in the public registers of the Cadastre and Public Registers Agency in Roermond on twenty-five August nineteen hundred and eighty-six, in the Land and Mortgage Register 4 section 5814 number 75, of a copy of a deed of transfer on the basis of purchase, executed on twenty-two August nineteen hundred and eighty-six before mr. J.R. Smeets, civil-law notary practising in Delft, which deed includes the discharge for the payment of the purchase price and the waiver of the right to claim dissolution.

c.
the temporary ground lease, ending on thirty-one October two thousand and forty eight, of a parcel of land, owned by the municipality of Amsterdam, locally known as Nieuw-Zeelandweg 10, 1045 AL Amsterdam, with the rights of the leaseholder to the buildings constructed thereon, consisting of a garage building with appurtenances, recorded in the land register as Municipality of Sloten (Noord-Holland) section K number 2995, fifty-eight ares and sixty-five centiares in size.

The Mortgagor declares that this property subject to registration was acquired by him by entry in the public registers of the Cadastre and Public Registers Agency in Amsterdam on two January two thousand and six in the Land and Mortgage Register 4 section 19388 number 123 of a copy of a deed of transfer on the basis of purchase, executed on thirty December two thousand and five before mr. J.P. Dierkens Schuttevaer, civil-law notary practising in Utrecht, which deed includes the discharge for the payment of the purchase price, the waiver of the right to claim dissolution and the statement of the Mortgagor that article 204c Book 2 of the Dutch Civil Code did not apply to the transfer.

"Collateral" means:
a.	the Properties subject to Registration; and
b.	the Related Movable Property.
"Party" means a party to this Deed.
"Right of Mortgage" means each right of mortgage established under this Deed in accordance with article 2.2 (Mortgage on properties subject to registration).
"Right of pledge" means each right of pledge established under this Deed in accordance with article 2 (Obligation to establish a Mortgage and Pledge).

"Insured Obligations" means all present, future, actual and deferred obligations of the Mortgagor and each Obligor to pay the Mortgagee an amount, as principal debtor or as surety for the principal, interest or costs, resulting from or in connection with:

a.	this Deed;
b.	the Facility Agreement;
c.	other Finance Documents; and/or
d.	each Parallel Debt.
1.2	Interpretation
1.2.1	Unless stipulated otherwise, any reference in this Deed (including the preamble) to the following terms should be interpreted as follows:
a.	a reference to an "Article" should be interpreted as a reference to an article in this Deed, subject to indications to the contrary;
b.
a reference to this "Deed", the "Facility Agreement", the "Finance Documents" or any other agreement or document includes each amendment, addition, reformulation, renewal or any other change (without prejudice to any relevant prohibition in that connection), of whatever importance or nature, pertaining to this Deed, the Facility Agreement, a Finance Document or any other agreement or document, and includes without limitation (i) each increase or decrease of any quantity available on the basis of the Facility Agreement or the other Finance Documents (as amended, reformulated, renewed or changed in any other way) or each change or addition to the way in which this quantity, increase or decrease should be used, (ii) each facility that serves as a replacement of or an addition to a facility that was initially made available, (iii) each resulting adjustment of the debt burden, whether or not related to the foregoing, and (iv) each combination of the foregoing, and the "Insured Obligations" also include such amendments, additions, renewals and reformulations or any other change (whether or not anticipated);

c.
a reference to a "person" should be interpreted as a reference to an individual, firm, company, business, government, state or representative of a state or any other association, fund, corporation or other entity (whether or not as an independent legal person) of two or more of the above;

d.	a reference to the "Mortgagee", any "Mortgagor" or any other "person" should be interpreted as also including their respective legal successors, legitimate assignees and successors in title; and
e.	a reference to an act should be interpreted as a reference to that act as it has been or can be changed and readopted.
1.2.2	The titles and headings above the articles have been added for convenience only.
1.2.3
Words and expressions stated in the singular in this Deed (including the preamble) also include the plural, where the context permits or requires this, and vice versa, and words and expressions of the male gender also include the female and neutral gender, where the context permits or requires this, and vice versa.

1.2.4
Any Event of Enforcement is to be interpreted as a failure (as meant in article 3:268 (1) in conjunction with article 6:81 et seq. of the Dutch Civil Code) in the proper performance of (part of) the Insured Obligations without sending or requiring any warning, demand or notice of default.

1.2.5
The Insured Obligations do not include any obligations that would constitute a violation of article 2:207 (c) of the Dutch Civil Code if they would be included in the Insured Obligations, and all the provisions of this Deed will therefore be interpreted as such.

2.	OBLIGATION TO ESTABLISH A MORTGAGE AND PLEDGE
2.1	Obligation
2.1.1
In connection with the receipt of the Facility each Obligor acknowledged to owe the Mortgagee an amount of one hundred million Euro (EUR 100,000,000). The Facility will be paid back in accordance with the terms and conditions of the Facility Agreement. Interest will be paid in accordance with the terms and conditions of the Facility Agreement.

2.1.2
The Mortgagor agrees with the Mortgagee and undertakes toward the Mortgagee to establish a right of mortgage ranked first concerning each of the Properties subject to Registration as security for the Insured Obligations.

2.1.3
The Mortgagor agrees with the Mortgagee and undertakes toward the Mortgagee to establish, whether or not in advance, depending on the circumstances, a non-possessory pledge, ranked first, concerning each of the Related Movable Properties as security for the Insured Obligations.

2.2	Mortgage on Properties subject to Registration
2.2.1
The Mortgagor grants the Mortgagee a right of mortgage, ranked first, concerning each of the Properties subject to Registration as security for the Insured Obligations to the maximum amount of one hundred million Euro (EUR 100,000,000), to be increased by an amount equal to forty-five million Euro (EUR 45,000,000) as security for the payment of interest and costs due for the Insured Obligations and, therefore, to the total amount of one hundred and forty-five million Euro (EUR 145,000,000).

2.2.2	The Mortgagor grants the Mortgagee:
a.	a non-possessory pledge, ranked first, concerning each of the Related Movable Properties; and
b.	in so far as the Related Movable Properties consist of future Related Movable Properties, a non-possessory pledge in advance, ranked first, concerning each of his future Related Movable Properties, as security for the performance of the Insured Obligations.
2.3	Completion
2.3.1	The Mortgagee has the right:
a.
to offer a copy of this Deed and any other document resulting from this Deed for registration at each office, register (including the land register) or government agency (including the Dutch tax authorities) in each jurisdiction; and

b.	to serve a notification on any person, as the Mortgagee finds necessary to protect his interests.
2.3.2
If an Event of Default occurs that constitutes serious failure, the Mortgagee will be entitled, if leave is granted by the district court in interlocutory proceedings, to bring the Properties subject to Registration under his control, as provided in article 3:267 of the Dutch Civil Code; in that connection the Mortgagee will also be authorized (as far as legally permissible):

a.	to lease, operate and otherwise use the Collateral during such periods, on such conditions and for such prices as the Mortgagee finds necessary or desirable;
b.	to terminate a Lease agreement or another agreement that was entered into in connection with the Collateral;
c.	to keep the Collateral in good condition and properly insured on the usual market conditions; and
d.
to collect and save all rental payments concerning the Collateral and to make payments to any person (including, without limitation, a person who is the beneficiary of a security or a seizure) in connection with the Collateral, the Mortgagor being obliged to compensate the Mortgagee for all costs, expenses and (financial) damage in connection with the management of the Collateral.

2.3.3
If an Event of Enforcement occurs, the Mortgagee may take possession of the Collateral and demand vacation of the Properties subject to Registration in that connection, if the Mortgagee finds this necessary due to a forced sale of the Properties subject to Registration or for the enforcement of the Right of Mortgage and the Right of Pledge.

2.3.4
If an Event of Default occurs, the Mortgagee has the right to take control of the Related Movable Properties subjected to the Right of Pledge, and as such the Mortgagee (or his representative) is authorized to access each property where such Related Movable Properties are located and to remove such Related Movable Properties or to have them delivered by the Mortgagor to an address to be specified by the Mortgagee, which the Mortgagor is obliged to do after the Mortgagee’s request to that effect, all such in so far as the law does not oppose to the above.

2.4	General
2.4.1	The Right of Mortgage includes all dependent rights.
2.4.2	The Right of Pledge includes all dependent rights.
2.4.3
To the extent that the Related Movable Properties are (or will be) subjected to a right of pledge or other type of encumbrance that has priority over the right of pledge, the right of pledge will nevertheless be vested with the highest possible rank available at that time.

2.4.4
If the Collateral is damaged or destroyed, all claims for damages, both resulting from insurances taken out for the Collateral and against third parties who are liable for the damage or destruction, are subjected to a right of pledge pursuant to article 3:229 of the Dutch Civil Code.

2.4.5
The Right of Mortgage and the Right of Pledge are in no way affected by, nor are they dependent of, any other security (contractual or legal) held now or later by the Mortgagee or any other Finance Party. The rights of the Mortgagee under this Deed exist in addition to the legal rights and do not replace them.

STATEMENTS AND GUARANTEES
3.1	General
3.1.1
The Mortgagor provides the statements and guarantees mentioned in this article 3 concerning himself towards the Mortgagee on the date of this Deed and on each date on which the Mortgagor acquires one or more of the Related Movable Properties.

3.1.2
The statements and guarantees included in this article 3 concerning the Collateral only refer to the Collateral that is owned by the Mortgagor on the date on which the statements and guarantees were submitted.

3.2	Authority to act
The Mortgagor has the authority and has taken all necessary actions to enter into, execute and transfer this Deed and the transactions involved and to vest any Right of Mortgage and Right of Pledge.
3.3	Rank
3.3.1	Each Right of Mortgage is a right of mortgage ranked first.
3.3.2	Each Right of Pledge is a right of pledge ranked first.
3.4	Properties subject to Registration
3.4.1	The Mortgagor is fully and exclusively authorized as regard his Properties subject to Registration.
3.4.2	The Properties subject to Registration:
a.
are not encumbered with a limited right or otherwise, with the exception of the Right of Mortgage and as described in the definition of “Properties subject to Registration”, except for those rights as mentioned in the deeds containing the acquisition of the Properties subject to Registration, which are deemed not to affect the value of the Properties subject to Registration;

b.	are not subjected to a seizure;
c.	can be transferred or encumbered with limited rights;
d.
are not subjected to rights pertaining to a specific, qualitative obligation as mentioned in article 6:252 of the Dutch Civil Code, except as described in the definition of "Properties subject to Registration";

e.	are not subjected to an option or a similar right; and
f.
have been duly registered in the public registers of the Cadastre and Public Registers Agency, and the Mortgagor did not agree to grant a right or to perform acts as mentioned in this article 3.4.2 concerning the Properties subject to Registration.

3.4.3
Article 2:204 (c) of the Dutch Civil Code does not apply to the Mortgagor as regards the acquisition of the relevant Collateral, or the provisions of that article have been fulfilled with regard to the acquisition of the relevant Collateral.

3.5	Related Movable Properties
3.5.1	The Mortgagor is fully and exclusively authorized with regard to his Related Movable Properties.
3.5.2.	The Related Movable Properties:
a.	have not been pledged or otherwise encumbered, except for a right of pledge pursuant to a Finance Document and each Right of Pledge;
b.	are not subjected to a seizure;
c.	have not been transferred or pledged, except for a right of pledge pursuant to a Finance Document and each Right of Pledge, or otherwise encumbered in advance for the benefit of a person;
d.	can be transferred or encumbered with limited rights; and
e.	are not subjected to an option or a similar right,
and the Mortgagor did not agree to grant a right or to perform acts as mentioned in this article 3.5.2 concerning the Related Movable Properties.
3.6	Information
The Mortgagor has provided the Mortgagee with all information and documentation concerning the Collateral of which the Mortgagor knows or should know that this is in the interest of the Mortgagee.

OBLIGATIONS
4.1	General

The obligations of this article 4 continue to be in force from the date of this Deed up to and including the date of termination of each Right of Mortgage and each Right of Pledge towards the Mortgagor, in accordance with article 7 (Termination).

4.2	Collateral
Unless expressly permitted pursuant to the Facility Agreement, the Mortgagor will not:
a.	transfer, pledge or otherwise encumber rights concerning the Collateral;
b.	remit or waive the Collateral;
c.	waive independent rights or ancillary rights attached to the Collateral;
d.	agree to a settlement in or out of court or reach a settlement concerning the Collateral; or
e.	perform any act that affects or could affect the Collateral, the Right of Mortgage or the Right of Pledge,
without the prior written approval of the Mortgagee.
4.3	Information
4.3.1
The Mortgagor must immediately notify the Mortgagee of any events that may be of interest to the Mortgagee in connection with the Collateral or that affect or could affect a Right of Mortgage or a Right of Pledge.

4.3.2
The Mortgagor will immediately inform each relevant person (including, without limitation, the bailiff, the receiver, administrator or similar official in any jurisdiction), in writing and at his own expense, of the existence of this Deed, the Right of Mortgage and the Right of Pledge, and will forthwith send the Mortgagee a copy of the relevant correspondence and underlying documentation.

4.3.3	At the Mortgagee’s first request, the Mortgagor must provide the Mortgagee with all information and copies of all relevant documentation concerning the Collateral.
4.3.4	The Mortgagor must at all times give the Mortgagee full and free access to the Properties subject to Registration to inspect the Collateral.
4.4	Maintenance Guarantees

The Mortgagor must see to it that the Collateral is well-maintained and properly insured on the usual market conditions, and must take all measures to see to it that the Collateral will remain in a good state of repair and properly insured on the usual market conditions, all such in accordance with Dutch law, government regulations and the Facility Agreement.

4.4.1	The Mortgagor is not allowed to:
a.
change or extend the nature, purpose, design or shape of the Collateral or to make substantial changes to or have substantial changes made to the construction, fittings, appurtenances or other facilities of the Collateral; and to

b.	make changes to the Collateral or to permit or approve changes to the Collateral that in the opinion of the Mortgagee could cause a decrease of the value of the Collateral,

without the prior written permission of the Mortgagee, except if the Subdistrict Section of the Court granted a lessee of a Property subject to Registration authorization to make a substantial change in the structure, fittings or other appurtenances of a Property subject to Registration pursuant to article 3:265 of the Dutch Civil Code.

An authorization as meant in article 3.265 of the Dutch Civil Code will constitute an Event of Default.
4.4.2
All changes, additions or alterations, whether or not made with the approval of the Mortgagee, form part of the Properties subject to Registration from the date on which such changes, additions or alterations have been made to the Properties subject to Registration.

4.4.3
Any changes, additions and alterations of and to the Properties subject to Registration will not be removed, unless the prior written permission of the Mortgagee has been obtained. If the Mortgagee requests this, the Mortgagor must undo all changes, additions and alterations of and to the Property subject to Registration within a reasonable period of time, with the proviso that:

a.	the Mortgagee will be entitled at all times to have all changes, additions and alterations of or to the relevant Properties subject to Registration performed or undone; and
b.	if the Mortgagee demands this, the Mortgagor will provide additional security to cover any decrease of value during the period that the Property is still under repair.

4.5	Rental guarantees
4.5.1	The Mortgagor is not allowed to let (part of) the Properties subject to Registration:
a.	on conditions requiring the advance payment of more than one (1) month rent or the equivalent amount;
b.	below the going market rate at the time of fixing the rent of the relevant Property subject to Registration, without the prior written permission of the Mortgagee, all this in accordance with the relevant provisions of the Facility Agreement.
4.5.2
The Mortgagor is not allowed to accept advance payment of rent or other payments for the use of (part of) the Properties subject to Registration or to grant any postponement of payment, to assign, transfer, award, pledge or otherwise encumber such rental payments or other payments, except to the Mortgagee, without the prior written permission of the Mortgagee.

4.5.3	Subject to any other obligations of the Mortgagor resulting from a Finance Document, the Mortgagor must immediately inform the Mortgagee in writing about:
a.
any proceedings instituted by a lessee of the Properties subject to Registration to have his rental payment obligations assessed by a committee, a judge or other body, and of any decision (provisional or final) that is taken in connection with those proceedings;

b.
any act of the lessee of the Properties subject to Registration or a third party in connection with the termination of modification of a lease agreement (including the level of the rent pursuant to such a lease agreement); and

c.	an eviction order against a lessee of the Properties subject to Registration or another person.
The above in accordance with the relevant provisions of the Facility Agreement.
4.5.4	The Mortgagor must let the Properties subject to Registration with due observance of and in accordance with Dutch law and the relevant Lease Agreement.
5	ENFORCEMENT
5.1	Enforcement
5.1.1
If an Event of Enforcement occurs, the Mortgagee will be entitled to enforce a Right of Mortgage or a Right of Pledge in accordance with Dutch law and other applicable laws and to take all (legal) steps and measures he deems necessary or desirable, and the Mortgagor must render the Mortgagee every assistance the Mortgagee finds necessary or desirable for enforcing a Right of Mortgage and a Right of Pledge.

5.1.2
If an Event of Enforcement occurs, the Mortgagee will be entitled to enter into agreements in or out of court and to cast a vote in connection with such agreements, or to reach a settlement with a third party concerning the Collateral.

5.2	Concessions
5.2.1	The Mortgagee has the right to enforce the Right of Pledge in accordance with the articles 3:268 et. seq. of the Dutch Civil Code.
5.2.2
As far as legally permissible, and in connection with article 5.2.3 and article 5.2.5, the Mortgagor is not entitled to submit a request to the Court as meant in article 3:268 (2) of the Dutch Civil Code to order the private sale of the Collateral.

5.2.3
If the Mortgagee did not opt to enforce the Right of Pledge in accordance with article 3:268 (2) et seq. of the Dutch Civil Code, the Mortgagee will waive his rights under article 3:251 (1) of the Dutch Civil Code to request the district court in interlocutory proceedings to order that the Collateral be sold in another way than meant in article 3:250 of the Dutch Civil Code.

5.2.4
If the Mortgagee did not opt to enforce the Right of Pledge in accordance with article 3:268 (2) et seq. of the Dutch Civil Code, the Mortgagee will not be obliged to inform the Mortgagor, creditors, holders of limited rights or persons having seized the Collateral of the sale of the Collateral, as prescribed by article 3:249 and article 3:252 of the Dutch Civil Code.

5.2.5	As far as legally possible, the Mortgagor will waive his rights to demand that the Mortgagee:
a.	will first enforce the security rights concerning any other person pursuant to article 3:234 of the Dutch Civil Code; or
b.	will first hold any other person liable and demand payment from such a person or enforce any guarantee, before exercising the Right of Mortgage or the Right of Pledge.
As far as legally permissible, the Mortgagor will waive his rights under article 3:233 (2) and article 6:139 of the Dutch Civil Code.
5.2.6	The Mortgagor will waive his rights to set off his claims on the Mortgagee (as far as these exist) under or in connection with this Deed against the Insured Obligations.
5.3	Use of Payments

Subject to the mandatory provisions of Dutch law in the field of enforcement, all amounts received or realized by the Mortgagee in connection with the enforcement of the Right of Mortgage or the Right of Pledge must be used by the Mortgagee in accordance with the relevant provisions of the Facility Agreement.

6	FURTHER GUARANTEES AND POWER OF ATTORNEY

6.1.1 If no valid right of mortgage or right of pledge (whatever the case may be) is vested pursuant to this Deed in connection with the Collateral, the Mortgagor irrevocably and unconditionally guarantees that he will mortgage such a Property subject to Registration to the Mortgagee and to pledge such Related Movable Properties to the Mortgagee, as soon as it becomes available for mortgaging or pledging (whatever the case may be) by means of additional agreements, additional deeds or other documents on the same (or similar) conditions as the conditions of this Deed.

6.1.2	The Mortgagor also guarantees that he will sign each document, give such guarantees, perform all acts and do such things that may be required or desirable:
a.	to complete or protect the security that is (or is intended to be) created by this Deed;
b.	to retain or protect all rights of the Mortgagee pursuant to this Deed;
c.	to retain or protect the interests of the Mortgagee concerning the Collateral;
d.
to guarantee that the Right of Mortgage and the Right of Pledge and the guarantees and obligations of the Mortgagor under this Deed will come to the benefit of each legal successor, assignee or transferee of the Mortgagee;

e.	to facilitate the acquisition, appropriation or realization of (part of) the Collateral in the way intended in this Deed; or
f.	to exercise any power of attorney, decision-making authority or authority to judge granted to the Mortgagee under this Deed.
6.1.3
The Mortgagee will be entitled to enter into such agreements with any (third) party, if he finds this is necessary or desirable to protect his interests. Such agreements may also concern access to the Collateral and the submission of documents concerning the Collateral. The Mortgagee may also instruct a person to act as manager of the Collateral for the Mortgagee.

6.2	Power of Attorney
6.2.1	The Mortgagor irrevocably and unconditionally appoints the Mortgagee as his authorized representative, for as long as the Insured Obligations exist, in order to:
a.
perform, execute and sign all (legal) acts in his name, and (if required) to register all documents in his name that the Mortgagee can execute, sign or register himself in connection with the Collateral; and to

b.	execute, sign, make complete, perform, do and (if required) register all other documents, acts or things as mentioned in article 6.
6.2.2
It was expressly agreed that the appointment in article 6.2.1 will only be effected by the Mortgagee in the case of an Event of Default that continues, or if the Mortgagor did not act in accordance with the instructions of the Mortgagee, and with full right of substitution, and will also apply to each situation in which the Mortgagee acts as the opposing party of the Mortgagor (Selbsteintritt) within the meaning of article 3:68 of the Dutch Civil Code or as the representative of an opposing party of the Mortgagor.

7	TERMINATION
7.1	Continuation
7.1.1
The Right of Mortgage and the Right of Pledge will remain fully applicable until all the Insured Obligations have been irrevocably and unconditionally paid back in full (to the Mortgagee’s satisfaction) and no new Insured Obligations will occur (to the Mortgagee’s satisfaction), unless this right has been terminated by the Mortgagee pursuant to article 7.2 (Termination by the Mortgagee).

7.1.2	In the event of termination of the Right of Mortgage or the Right of Pledge, the Mortgagee will give the Mortgagor at the request and expense of the Mortgagor a written notice of release.
7.2	Termination by the Mortgagee
The Mortgagee has the right:
a.	to terminate by relinquishing; or
b.	to waive

a Right of Mortgage to all or part of the Properties subject to Registration and the Right of Pledge concerning all or part of the Related Movable Properties and all or part of the Insured Obligations. The Mortgagor will agree in advance to any waiver of rights by the mortgagee, as meant in this article 7.2.

8	ASSIGNMENT
8.1	No assignment-Mortgagors
The Mortgagor is not allowed to assign or transfer his rights and obligations under this Deed without the prior written permission of the Mortgagee.
8.2	Assignment-Mortgagee

The Mortgagee is entitled to transfer, assign or pledge any of his rights under this Deed and in accordance with the Facility Agreement, and, as far as legally required, gives the Mortgagor his assistance or permission, irrevocably and in advance, for such a transfer, assignment or pledge. The Mortgagor and the Mortgagee agree that if the Mortgagee transfers, assigns or pledges (part of) his rights concerning the Insured Obligations, each Right of Mortgage and Right of Pledge will follow the transferred, assigned or pledged rights concerning the Insured Obligations pro rata parte (as an ancillary right of the assignee, transferee or mortgagee).

9	NOTIFICATIONS
9.1	Written communication
All forms of communication required pursuant to this Deed will be done in writing, and send by fax or letter, unless otherwise provided.
9.2	Addresses

The address and fax number (as well as the department or officer, as far as applicable, to which/whom the notification should be addressed) of each Party for each communication or document that must be made or delivered pursuant to or in accordance with this Deed, is determined on the basis of the name mentioned at the beginning of this Deed, or any other substitute address, fax number or department or officer of which the Party will notify the Mortgagee (or of which the Pledgee may inform the other Parties, if a modification is made by the Mortgagee) within no more than five working days.

9.3	Delivery
9.3.1	Each notification or document made or delivered by a person to another person, or in accordance with this Deed, will only have effect if:
a.	it has been received by fax and is legible; or
b.
if sent by letter and delivered at the right address, or within five working days after it was delivered at the post office in an adequately stamped envelope addressed to that address, and, if a specific department or officer was specified as included in the address in article 9.2 (Addresses), for the attention of that department or officer.

9.3.2
Each notification or document made or delivered at the Mortgagee will only have effect, if this notification or this document has been received by the Mortgagee, and only if it was explicitly addressed to the department or officer that corresponds with the signature of the Mortgagee below (or any other substitute department or officer as specified by the Mortgagee).

9.4	Notification of address and fax number

After receipt of a notification containing a change of address, change of fax number or change of address and fax number, pursuant to article 9.2 (Addresses), the Mortgagee will immediately inform the other Parties.

10	MISCELLANEOUS
10.1	Costs
All costs, charges, expenses and levies will be borne by the Obligors, in accordance with the relevant provisions of the Facility Agreement.
10.2	Proof of indebtedness

For the existence and composition of the Insured Obligations a written statement drawn up by the Mortgagee in accordance with his accounts, subject to evident inaccuracies, will serve as compelling evidence, with the proviso that in the case of an inaccuracy the Mortgagee will be entitled to exercise his right of enforcement under this Deed.

10.3	Liability

Subject to gross negligence or an intentional act, the Mortgagee will not be liable towards the Mortgagor for failing to collect or recover or sell the Collateral (in whole or in part) and/or any (financial) damage resulting from the collection, recovery or sale of the Collateral or resulting from the (failure to) exercise of a right under this Deed, or for any other loss of whatever nature in connection with the Collateral or this Deed.

10.4	Severability
10.4.1	If a provision of this Deed is unlawful, invalid or unenforceable in any jurisdiction, this does not affect:
a.	the validity or enforceability of the other provisions of this Deed in that jurisdiction; or
b.	the validity or enforceability of those provisions or other provisions of this Deed in other jurisdictions.
10.4.2
The Mortgagor and the Mortgagee agree that they will negotiate in good faith to replace an unenforceable provision of this Deed by a provision that is enforceable and the contents of which are similar to the unenforceable provision as much as possible.

10.5	Waiver
To the maximum extent permitted by law, the Mortgagor waives his right to:
a.	dissolve this Deed in case the Mortgagee fails to perform one or more of his obligations under article 6:262 of the Dutch Civil Code or on any other basis;
b.	suspend one of more of his obligations under article 6:52 of the Dutch Civil Code or on any other basis; and to
c.	nullify this Deed pursuant article 6:228 of the Dutch Civil Code or on any other basis.
10.6	No waiver

A delay or omission on the part of the Mortgagee in exercising an authority or right pursuant to this Deed will not affect such authority or right and will not be regarded as a waiver or a circumstance that gives rise to exercising such authority, and no waiver of a previous instance will be regarded as a waiver of any authority or right pursuant to this Deed in connection with any future instance.

10.7	Amendment and authentication

The Deed can only be amended, changed or revoked by means of a notarial deed under Dutch law, executed in the appropriate manner before a notary in the Netherlands, signed by the duly authorized signatories of the Mortgagor and the Mortgagee, followed by the entry in the relevant registers of a copy of such deed.

11	ACCEPTANCE
The Mortgagee accepts the Right of Mortgage, the Right of Pledge and all provisions, clauses, engagements, waivers, authorizations and powers of attorney under this Deed.
12	APPLICABLE LAW AND JURISDICTION
12.1	Applicable law
Dutch law applies to this Deed.
12.2	Jurisdiction
12.2.1
The District Court of Amsterdam, the Netherlands, has exclusive jurisdiction to settle disputes arising from or in connection with this Deed (including any dispute about the existence, the validity and the termination of this Deed) (a “Dispute”).

12.2.2	The Parties agree that the District Court of Amsterdam, the Netherlands, is the most appropriate and obvious court to settle a Dispute and, therefore, none of the Parties will state otherwise.
12.2.3
The article 12.2 was exclusively drawn up for the Mortgagee. Therefore, the Mortgagee cannot be prevented from instituting proceedings before another competent court in connection with a Dispute. As far as legally permissible, the Mortgagee may institute simultaneous proceedings in any other jurisdiction.

12.3	Address for service

For the purpose of a possible service or for any other legal requirement the Mortgagor and the Mortgagee choose their respective addresses mentioned at the beginning of this Deed as their addresses for service. In addition, the Mortgagee and the Mortgagor have chosen the offices of the custodian of the original copy of this Deed, presently the offices of Loyens & Loeff N.V., (1076 ED) Amsterdam, Fred. Roeskestraat 100, the Netherlands, as their address for service.

12.4	Acceptance applicable law power of attorney
If one of the Parties is represented by an authorized representative in connection with the execution of this Deed or any other agreement or document pursuant to this Deed:
a.	the existence and the scope of the power of attorney; and
b.	the consequences of the acts or the scope of the acts pursuant to this power of attorney, will be governed by the law determined by the power of attorney, under which law the authorized representative was appointed, provided that such law has been accepted by the other Parties.
12.5	The Royal Notarial Association
12.5.1
The Mortgagor states that he is aware that mr. W.A. Groen, civil-law notary practising in Amsterdam, the Netherlands, is associated with Loyens & Loeff N.V. of Amsterdam, which firm is acting as the external legal advisor of the Mortgagee.

12.5.2
With reference to the provisions of the Rules concerning the Professional Code of Conduct as adopted by the membership council of the Royal Notarial Association, the Mortgagee expressly states to agree that the Mortgagee will be assisted by Loyens & Loeff N.V. in all cases pertaining to this Deed and all potential disputes arising from it.

Final clauses
The parties appearing have sufficiently proved their identity to me, civil-law notary.
This Deed was executed in Amsterdam on the date mentioned at the beginning of this Deed.
The substance of this deed was communicated and explained to the persons appearing.
The persons appearing stated that they did not require the deed to be read out in full, that they read the contents of this deed in good time before its execution and that they agree with the contents.
Immediately following its limited reading, this deed was signed at fifteen hours and eight minutes, first by the persons appearing and then by me, civil-law notary.